Exhibit 10.31

Tutor Perini Corporation
15901 Olden Street
Sylmar, CA 91342
Tel: 818/362-8391 FAX: 818/367-9574
             Tutor Perini
Over a century of excellence
February 26, 2024

Ryan Soroka
Ryan.Soroka@tutorperini.com

Dear Ryan:

This letter agreement (this “Agreement”) outlines the agreed upon terms and conditions of your continued employment with Tutor Perini Corporation (the “Company”).
1.You have been promoted to the role of Senior Vice President and Chief Financial Officer, effective as of November 15, 2023, (the “Effective Date”).
2.As of the Effective Date, your annual base salary is $575,000 per year, subject to periodic review and such periodic increases as the Compensation Committee (the “Committee”) of the Company’s Board of Directors may deem appropriate.
3.You will be eligible to receive bonus compensation under the annual incentive compensation program in which the Company’s other Executive Officers participate, which provides annual cash awards for meeting certain financial and other performance targets established by the Committee. Your annual target bonus opportunity will be equal to 70% of your annual base salary, with a threshold bonus opportunity equal to 56% of your annual base salary and a maximum bonus opportunity equal to 105% of your annual base salary (the “Annual Bonus”). If the applicable performance metrics in respect of the Annual Bonus for any given fiscal year are achieved at a level below threshold, no Annual Bonus will be paid in respect of such fiscal year. The earned Annual Bonus for each fiscal year, if any, will be paid as and when determined by the Committee, and, in any event, on or prior to March 15 of the year following the calendar year to which such Annual Bonus relates, subject to you remaining employed through the applicable payment date. Your Annual Bonus for 2023 will be based on your pro-rated base salary for 2023 and your new 2023 bonus opportunities.
4.You will be eligible to participate in the Company’s long-term incentive program and receive awards thereunder as and when approved by the Committee. Subject to approval by the Committee, the Company will grant you annual equity awards having a grant date fair value (as determined by the Committee in good faith) of not less than $250,000 in a combination of (A) time-based restricted stock units that vest ratably over three years and are payable in the Company’s common stock or cash (50% of the value of the aggregate award), and (B) performance-vesting equity incentive awards payable in cash (50% of the value of the aggregate award). Such awards shall contain additional vesting and forfeiture provisions and such other terms and conditions as the Committee may deem appropriate. Any equity awards granted to you will be subject to the terms and conditions of the Tutor Perini Corporation Omnibus Incentive Plan, as amended, or its successor plan and the applicable grant agreement, which will be provided to you as soon as administratively practicable after any grant is approved. From time to time, as business conditions dictate, the Company may revise eligibility and the types of equity provided in the long-term incentive program.

5.For the avoidance of doubt, you have been, and you remain an “at will” employee of the Company. Either you or the Company may terminate your employment at any time for any lawful reason. Should the Company terminate your employment without Cause (as defined below) or you resign your employment with Good Reason, then subject to your execution and non-revocation of a separation agreement that includes a customary release of claims against the Company and its affiliates (the “Release”), you will receive (i) severance in an amount equal to one and one-half (1.5) times the sum of your annual base salary plus target bonus for the year of termination, which will be paid in a single lump sum within 60 days following the date of termination (provided, for the avoidance of doubt, that the revocation period with respect to the Release shall have expired within such 60-day period) and (ii) your Annual Bonus for the calendar year of termination pro-rated based on the number of days you were employed during the year of termination and payable based on actual performance (treating any subjective goals as being satisfied at not less than target) at the time other Company executives receive annual bonuses for the calendar year in which the termination occurs, and in all events by March 15th of the calendar year following the year in which the termination occurs.
As used in this Agreement, “Cause” shall be limited to the following events: (i) your conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (ii) your willful and continued refusal to substantially perform your essential job functions after receipt of written notice from the Company that specifically identifies the manner in which you have substantially refused to perform your essential job functions and specifying the manner in which you may substantially perform your essential job functions in the future; (iii) a material act of fraud or willful and material misconduct with respect, in each case, to the Company, by you; (iv) a willful and material breach of this Agreement or any other agreement with the Company; (v) a willful and material breach by you of any material written policy of the Company; or (vi) a willful failure by you to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of the Company or any of its affiliates.
As used herein, “Good Reason” means, unless otherwise agreed to in writing by you, (i) any material adverse change in your title; (ii) any reduction in your base salary or target bonus; (iii) a material diminution in your authority, responsibilities or duties (including changes in reporting lines or the failure of to continue as the Chief Financial Officer of a publicly-traded entity); (iv) the assignment to you of duties materially inconsistent with your position or status with the Company as of the Effective Date; (v) a relocation of your primary place of employment to a location more than 50 miles from the Los Angeles, California offices of the Company as of the Effective Date; or (vi) any other material breach of the terms of this Agreement or any other equity agreement entered into between the Company and you. In order to invoke a resignation with Good Reason, you must notify the Company of the existence of an event of Good Reason within 90 days following the initial occurrence of such event, Employer must fail to cure such event within 30 days following such notice and you must terminate your employment within 10 days following the expiration of such period.
6.This Section 6 shall apply if there is (i) a termination of your employment by the Company other than for Cause or as a result of death or disability, or by you with Good Reason, in each case, during the two-year period after a Change in Control, or (ii) a termination of your employment by the Company prior to a Change in Control, if the termination was at the request of a third party or otherwise arose in anticipation of a Change in Control. If any such termination occurs, subject to your execution and non-revocation of the Release, you shall receive benefits set forth in Section 5, except that in lieu of the lump-sum payment under Section 5(i), you shall receive an amount equal to two (2) times the sum of your Base Salary and your Target Bonus for the year of termination (without taking into account any reductions which would constitute Good Reason), payable in a lump sum within 60 days following the date of termination (provided, for the avoidance of doubt, that the revocation period with respect to the Release shall have expired within such 60-day period).

As used in this Agreement, “Change in Control” means the occurrence of one or more of the following events: (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934 as amended (the “Act”)) or “group” (as such term is used in Section 14(d)(d) of the Act) (other than you or a group consisting of you) becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Act) of more than 30% of the Voting Stock of the Company; (ii) the majority of the Board of Directors of the Company (the “Board”) consists of individuals other than Incumbent Directors, which term “Incumbent Directors” means the members of the Board on the date of this Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; provided, that, person whose initial assumption of office as a director occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board will not be considered an Incumbent Director; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) the Company transfers all or substantially all of its assets or business (unless the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, (x) the shareholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company) in substantially the same proportion as they owned the Voting Stock of the Company prior to any such transaction and (y) Incumbent Directors immediately prior to any such transaction continue to constitute a majority of the Board (or the board of directors of the Company’s ultimate parent company if the Company is a subsidiary of another corporation) immediately after consummation of the transaction. For purposes of this Change in Control definition, the “Company” shall include any entity that succeeds to all or substantially all of the business of the Company and “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.
7.You will be eligible to continue to participate in the Company’s various benefit programs (i.e., welfare, retirement, vacation and sick time, and disability programs) on the same terms and conditions as other senior Company executives, as such programs and benefits are in effect from time to time. Additionally, during your employment, the Company will continue to provide the use of an automobile on the same terms and conditions applicable to any automobile arrangements with other senior Company executives, and you will continue to have use of a Company-paid gasoline credit card.
8.Notwithstanding any other provision herein to the contrary, any “incentive-based compensation” within the meaning of Rule 10D-1 under the Securities Exchange Act of 1934, as amended (“Rule 10D-1”) shall be subject to clawback by the Company in the manner required by the Company’s recoupment policy as in effect from time to time and in the manner required by Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1.

9.This Agreement constitutes the entire agreement between the parties respecting your employment with the Company and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to such subject matter. This Agreement may not be modified or amended except by a written agreement, signed by the Company and by you. This Agreement will be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof. With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Los Angeles, California; provided, however, that any existing arbitration agreement between you and the Company will continue to govern any disputes hereunder to the fullest extent permitted by law. EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

Please sign and return this letter to my attention by no later than February 26, 2024, to signify your acceptance and agreement to the terms hereof. If you should have any questions regarding the above or need any additional information, please feel free to contact me.

Sincerely,

TUTOR PERINI CORPORATION

By:	/s/ Ronald N. Tutor
Name:	Ronald N. Tutor	Date: February 26, 2024
Title:	Chairman & CEO

Acknowledged and Agreed:

/s/ Ryan Soroka
Ryan Soroka	Date: February 26, 2024

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